UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016

RESTAURANT BRANDS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Canada	001-36786	98-1202754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Restaurant Brands International Inc.

226 Wyecroft Road

Oakville, Ontario L6K 3X7

(Address of principal executive offices, including Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 15, 2016, the Board of Directors (the “Board”) of Restaurant Brands International Inc. (the “Company”), on recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), appointed Ali Hedayat to the Board to fill a recent vacancy on the Board, effective immediately. Also on July 15, 2016, the Board, on recommendation of the NCG Committee, increased the size of the Board to twelve members and appointed Cecilia Sicupira to the Board, effective immediately.

The Board has determined that each of Mr. Hedayat and Ms. Sicupira qualifies as independent under the applicable listing standards of the New York Stock Exchange and Toronto Stock Exchange and applicable Canadian securities laws. There are no arrangements or understandings between either of Mr. Hedayat or Ms. Sicupira and any other persons with respect to his or her appointment as a director. Neither of Mr. Hedayat or Ms. Sicupira, nor any of their respective immediate family members has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Each of Mr. Hedayat and Ms. Sicupira will participate in the non-management director compensation arrangements described under the heading “Director Compensation” in the Company’s 2016 Proxy Statement filed on April 29, 2016. The Company also intends to enter into an indemnification agreement with each of Mr. Hedayat and Ms. Sicupira, the form of which was previously filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTAURANT BRANDS INTERNATIONAL INC.

Date: July 15, 2016	/s/ Jill Granat
	Name:	Jill Granat
	Title:	General Counsel and Corporate Secretary